Exhibit 99.1

Revlon Reports Third Quarter 2013 Results

NEW YORK--(BUSINESS WIRE)--October 24, 2013--Revlon, Inc. (NYSE:REV) today announced results for the third quarter ended September 30, 2013.

Third quarter 2013 results compared to third quarter 2012:

  Net sales of $339.4 million compared to $347.0 million, a decrease of 2.2%. Excluding unfavorable foreign currency fluctuations of $11.4 million, third quarter 2013 net sales increased 1.1%.
  Operating income of $41.8 million compared to $19.1 million. Operating income in 2013 included $5.9 million of expenses related to the acquisition of The Colomer Group, $1.8 million of insurance recovery for costs related to resolving litigation related to the Company’s 2009 exchange offer, and a $1.4 million net gain associated with the September 2012 restructuring and related actions. Operating income in 2012 included $24.1 million of restructuring and related charges and a charge of $2.2 million related to the litigation noted above.
  Operating income in the third quarter of 2013 was negatively impacted by $4.7 million due to foreign currency fluctuations.
  Interest expense, including preferred stock dividends, of $17.9 million compared to $21.5 million.
  Net income of $9.5 million, or $0.18 per diluted share, compared to net loss of $15.0 million, or $0.29 per diluted share.
  Adjusted EBITDAa of $59.3 million compared to $36.2 million.
  Both net income and Adjusted EBITDA in 2012 and 2013 were impacted by the items noted in operating income above.
  Net cash used in operating activities of $5.5 million compared to net cash provided by operating activities of $39.6 million; free cash flowb of $4.8 million compared to $34.2 million.

Commenting on today’s announcement, Revlon Vice Chairman and Interim Chief Executive Officer, David L. Kennedy, commented “Our net sales during the third quarter increased modestly year-over-year as we grew in each of our international regions, offsetting lower net sales in the U.S. We maintained strong operating margins, which in part benefited from the execution of our 2012 restructuring plans. We will continue our intense focus on building our brands through innovative, high quality new products, effective brand communication, appropriate levels of advertising and promotion, and superb execution in all aspects of our business.”

Mr. Kennedy continued, “The recently announced acquisition of The Colomer Group represents a significant, strategic step forward for the Company. The Colomer Group primarily markets and sells professional products to salons and other professional channels, complementing Revlon’s primarily mass-channel business. The combination provides us with a strong platform on which to generate profitable growth. Further, the combination will provide enhanced product innovation and marketing capabilities, and will broaden the Company’s scale, brand and geographic scope. We expect the acquisition to provide cost synergies and that it will be accretive to cash flow and earnings in the first year. Over the coming months our focus will be to ensure the success of the combined business.”

The Colomer Group Acquisition

As previously disclosed, on October 9, 2013, the Company completed its acquisition of The Colomer Group (“TCG”), including the Revlon Professional business, for a cash purchase price of $665 million after giving effect to purchase price adjustments set forth in the share purchase agreement. The Company financed this acquisition with proceeds from the previously disclosed $700 million upsizing of its bank term loan facility.

TCG is a beauty care company with approximately $500 million in annual net sales that markets and sells professional products primarily to salons and other professional channels not currently served by Revlon. Key professional brands acquired as part of the transaction include Revlon Professional, Intercosmo, Orofluido and UniqOne hair care brands; CND nail polishes and enhancements, including the successful Shellac innovation; and American Crew men’s grooming range. TCG also sells certain brands directly into retail channels, including Natural Honey body lotions and Llongueras hair care, and operates a multi-cultural hair-care business under the Crème of Nature brand. This acquisition expands Revlon’s geographic scope with approximately 50% of TCG’s net sales in Europe, Middle East and Africa, and approximately 40% in the U.S.

The Company expects to achieve approximately $25 million of annualized cost synergies by the end of year two as a result of combining the Revlon and TCG businesses. Costs to integrate and achieve the targeted cost synergies over this two-year period are expected to be approximately $40 million. The acquired business’ results of operations will be included in the Company’s consolidated financial statements commencing on October 9, 2013, the date of acquisition.

Third Quarter 2013 Results

Net sales in the third quarter of 2013 were $339.4 million, a decrease of $7.6 million, or 2.2%, compared to $347.0 million in the same period last year. Excluding unfavorable foreign currency fluctuations of $11.4 million, net sales increased by $3.8 million, or 1.1%. The increase was primarily driven by higher net sales of Revlon color cosmetics, Revlon ColorSilk hair color and Revlon Beauty Tools. These increases were partially offset by lower net sales in Venezuela and lower net sales of other beauty care products.

In the United States, net sales in the third quarter of 2013 were $185.8 million, a decrease of $6.2 million, or 3.2%, compared to $192.0 million in the same period last year. The decrease was primarily driven by lower net sales of Revlon and Almay color cosmetics, partially offset by higher net sales of Revlon Colorsilk hair color.

In Asia Pacific, net sales in the third quarter of 2013 were $58.9 million, a decrease of $2.0 million, or 3.3%, compared to $60.9 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $2.9 million, or 4.8%, primarily due to higher net sales of Revlon color cosmetics throughout most of the region, partially offset by lower net sales of other beauty care products in Hong Kong.

In Europe, Middle East and Africa, net sales in the third quarter of 2013 were $46.0 million, an increase of $2.2 million, or 5.0%, compared to $43.8 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $6.1 million, or 13.9%, primarily due to higher net sales of Revlon color cosmetics in the U.K. and in certain distributor territories, as well as higher net sales of fragrances in Italy and South Africa. Net sales in the third quarter of 2012 included the negative impact of a returns accrual of $1.6 million associated with the September 2012 restructuring and related actions in France and Italy.

In Latin America and Canada, net sales in the third quarter of 2013 were $48.7 million, a decrease of $1.6 million, or 3.2%, compared to $50.3 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $1.0 million, or 2.0%. Net sales in the region were negatively impacted by $2.6 million of lower net sales in Venezuela primarily due to the impact of business conditions in the country, including Venezuela’s currency restrictions. Excluding Venezuela, the increase was primarily due to higher net sales of Revlon color cosmetics in Argentina, Mexico and certain distributor territories, as well as other beauty care products in Argentina and certain distributor territories. Net sales in Argentina benefited from higher selling prices resulting from market conditions and inflation. These increases were partially offset by lower net sales of Revlon color cosmetics in Canada.

Operating income in the third quarter of 2013 was $41.8 million, compared to $19.1 million in the same period last year. Adjusted EBITDA in the third quarter of 2013 was $59.3 million, compared to $36.2 million in the same period last year. Operating income and Adjusted EBITDA in 2013 included $5.9 million of expenses related to the acquisition of TCG, $1.8 million of insurance recovery for costs related to resolving litigation related to the Company’s 2009 exchange offer, and a $1.4 million net gain associated with the September 2012 restructuring and related actions, primarily due to the sale of the Company’s manufacturing facility in France. Operating income in the third quarter of 2013 was negatively impacted by $4.7 million due to foreign currency fluctuations. Operating income in 2012 included $24.1 million of restructuring and related charges associated with the September 2012 restructuring and related actions and a charge of $2.2 million related to the litigation noted above.

Operating income and Adjusted EBITDA for the third quarter of 2013 also included $0.9 million of higher incentive compensation expense related to a previously disclosed modification to the structure of the Company’s long-term incentive plan to better align the plan with the Company’s long-term performance. While the new structure does not change the amount of the employees’ potential annual incentive award, the transition is expected to result in higher expense in 2013 and 2014, as compared to 2012, by approximately $5 million and $3 million, respectively.

Interest expense, including preferred stock dividends, decreased $3.6 million to $17.9 million in the third quarter of 2013, compared to the same period last year, primarily due to lower interest rates as a result of the February 2013 senior notes refinancing and February 2013 bank term loan amendment.

The provision for income taxes was $12.0 million, compared to $11.5 million in the same period last year. Cash paid for income taxes, net of refunds, in the third quarter of 2013 was $2.7 million, compared to $2.9 million in the same period last year.

Net income in the third quarter of 2013 was $9.5 million, or $0.18 per diluted share, compared to a net loss of $15.0 million, or $0.29 per diluted share in the same period last year. Net income in 2013 included $5.9 million, before and after tax, of expenses related to the acquisition of TCG, $1.8 million, before and after tax, of insurance recovery for costs related to resolving litigation related to the Company’s 2009 exchange offer, and a $1.4 million, before and after tax, net gain associated with the September 2012 restructuring and related actions, primarily due to the sale of the Company’s manufacturing facility in France. Net loss in the third quarter of 2012 included $24.1 million ($23.1 million after tax) of restructuring and related charges associated with the September 2012 restructuring and related actions and a charge of $2.2 million, before and after tax, related to the litigation noted above.

Net cash used in operating activities in the third quarter of 2013 was $5.5 million, compared to net cash provided by operating activities of $39.6 million in the same period last year. Free cash flow in the third quarter of 2013 was $4.8 million, compared to $34.2 million in the same period last year. Cash flow in the third quarter of 2013 as compared to the same period last year was impacted by higher cash interest payments of $9.6 million, primarily due to a change in the timing of interest payments as compared to the third quarter of 2012 as a result of the senior notes refinancing in February 2013, $8.9 million paid related to resolving litigation related to the Company’s 2009 exchange offer, as well as other unfavorable changes in working capital.

Net cash provided by investing activities in the third quarter of 2013 was $10.3 million, compared to net cash used in investing activities of $71.6 million in the same period last year. The third quarter of 2013 benefited from the collection of $13.1 million of insurance proceeds (the property, plant and equipment portion of the $14.1 million insurance proceeds received during the quarter) related to the 2011 fire in Venezuela and $2.7 million from the sale of the Company’s manufacturing facility in France. These gains were partially offset by $5.8 million of capital expenditures. The third quarter of 2012 included the Pure Ice acquisition.

Adjusted EBITDA and free cash flow are non-GAAP measures that are defined in the footnotes to this release and are reconciled to their most directly comparable GAAP measures, respectively, in the accompanying financial tables.

Nine Months Results

Note: The results of operations related to Pure Ice are included in the Company's consolidated financial statements commencing on the date of acquisition, July 2, 2012.

Net sales in the first nine months of 2013 were $1,021.4 million, a decrease of $13.4 million, or 1.3%, compared to net sales of $1,034.8 million in the first nine months of 2012. Excluding unfavorable foreign currency fluctuations of $23.7 million, net sales increased $10.3 million, or 1.0%.

In the United States, net sales in the first nine months of 2013 were $581.8 million, essentially unchanged year-over-year.

In Asia Pacific, net sales in the first nine months of 2013 were $166.8 million, a decrease of $6.0 million, or 3.5%, compared to $172.8 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $2.3 million, or 1.3%.

In Europe, Middle East and Africa, net sales in the first nine months of 2013 were $129.4 million, a decrease of $4.6 million, or 3.4%, compared to $134.0 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $5.8 million, or 4.3%.

In Latin America and Canada, net sales in the first nine months of 2013 were $143.4 million, a decrease of $4.0 million, or 2.7%, compared to $147.4 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales were essentially unchanged year-over-year. Net sales in the region were negatively impacted by $8.8 million of lower net sales in Venezuela primarily due to the impact of business conditions in the country, including Venezuela’s currency restrictions.

Operating income was $148.2 million in the first nine months of 2013, compared to $106.2 million in the first nine months of 2012. Adjusted EBITDA was $199.7 million in the first nine months of 2013, compared to $154.9 million in the same period last year. Operating income and Adjusted EBITDA in the first nine months of 2013 included the following: (i) a $26.4 million insurance gain related to the 2011 fire in Venezuela; (ii) a $4.5 million charge for estimated costs to clean-up the Venezuela facility; (iii) $1.8 million of insurance recovery for costs related to resolving litigation related to the Company’s 2009 exchange offer; (iv) $6.3 million of expenses related to the acquisition of TCG; and (v) a $2.2 million net charge associated with the September 2012 restructuring and related actions. Operating income in the first nine months of 2013 was negatively impacted by $9.3 million due to foreign currency fluctuations. Operating income and Adjusted EBITDA in the first nine months of 2012 included $24.1 million of restructuring and related charges associated with the September 2012 restructuring and related actions and a net charge of $8.9 million with respect to the costs of resolving the litigation noted above.

Operating income and Adjusted EBITDA for the first nine months of 2013 also included $3.2 million of higher incentive compensation expense related to a previously disclosed modification to the structure of the Company’s long-term incentive plan to better align the plan with the Company’s long-term performance. While the new structure does not change the amount of the employees’ potential annual incentive award, the transition is expected to result in higher expense in 2013 and 2014, as compared to 2012, by approximately $5 million and $3 million, respectively.

Interest expense, including preferred stock dividends, for the first nine months of 2013 decreased $8.6 million to $55.7 million, compared to the same period last year.

The provision for income taxes for the first nine months of 2013 was $30.2 million, compared to $31.6 million in the same period last year. Cash paid for income taxes, net of refunds, for the first nine months of 2013 was $10.7 million, compared to $13.8 million in the same period last year.

Net income in the first nine months of 2013 was $27.3 million, or $0.52 per diluted share, compared to $4.6 million, or $0.09 per diluted share in the first nine months of 2012. Net income in the first nine months of 2013 included the following: (i) a $28.1 million ($17.0 million after tax) charge related primarily to the early extinguishment of debt as a result of the Company’s February 2013 senior notes refinancing and the February 2013 bank term loan amendment; (ii) a $26.4 million insurance gain related to the 2011 fire in Venezuela; (iii) a $4.5 million charge for estimated costs to clean-up the Venezuela facility; (iv) $1.8 million, before and after tax, of insurance recovery for costs related to resolving litigation related to the Company’s 2009 exchange offer; (v) $6.3 million, before and after tax, of expenses related to the acquisition of TCG; and (vi) a $2.2 million, before and after tax, net charge associated with the September 2012 restructuring and related actions. Net income in the first nine months of 2012 included $24.1 million ($23.1 million after tax) of restructuring and related charges associated with the September 2012 restructuring and related actions and a net charge of $8.9 million, before and after tax, related to the litigation noted above.

Net cash provided by operating activities in the first nine months of 2013 was $5.8 million, compared to $17.9 million in the same period last year. Free cash flow in the first nine months of 2013 was $4.4 million, compared to $3.7 million in the same period last year. Net cash used in investing activities in the first nine months of 2013 was $1.4 million, compared to $80.4 million in the same period last year. The first nine months of 2012 included the Pure Ice acquisition.

Company Strategy

The Company continues to execute its business strategy: (i) build our strong brands; (ii) develop our organizational capability; (iii) drive our company to act globally; (iv) pursue growth opportunities; and (v) improve our financial performance.

Third Quarter 2013 Results and Conference Call

The Company will host a conference call with members of the investment community on October 24, 2013 at 9:30 A.M. EDT to discuss Third Quarter 2013 results. Access to the call is available to the public at www.revloninc.com.

About Revlon

Revlon is a global color cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant deodorants and beauty care products company whose vision is Glamour, Excitement and Innovation through high-quality products at affordable prices. Revlon® is one of the strongest consumer brand franchises in the world. Revlon’s global brand portfolio includes Revlon® color cosmetics, Almay® color cosmetics, SinfulColors® color cosmetics, Pure Ice® color cosmetics, Revlon ColorSilk® hair color, Revlon® beauty tools, Charlie® fragrances, Mitchum® anti-perspirant deodorants, and Ultima II® and Gatineau® skincare. As a result of its acquisition of The Colomer Group in October 2013, Revlon’s global portfolio also includes: Revlon Professional®, Intercosmo®, Orofluido® and UniqOne™ hair care; CND® and CND Shellac® nail polishes; and American Crew® men’s hair care. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com, www.mitchum.com, and www.thecolomergroup.com. Corporate and investor relations information can be accessed at www.revloninc.com.

Footnotes to Press Release

a Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, results of and gains/losses on discontinued operations and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i) monitor and evaluate the performance of the Company's business operations;

(ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations;

(iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv) review and assess the operating performance of the Company's management team and, together with free cash flow and other operational objectives, as a measure in evaluating employee compensation and bonuses;

(v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management, as described above, that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/loss prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

b Free cash flow is a non-GAAP measure that is reconciled to net cash provided by/(used in) operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined as net cash provided by/(used in) operating activities, less capital expenditures for property, plant and equipment, plus insurance proceeds for property, plant and equipment, plus proceeds from the sale of certain assets. Free cash flow excludes proceeds on sale of discontinued operations. Management uses free cash flow (i) to evaluate its business and financial performance and overall liquidity; (ii) in strategic planning; and (iii) to review and assess the operating performance of the Company's management team and, together with Adjusted EBITDA and other operational objectives, as a measure in evaluating employee compensation and bonuses. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant. The Company does not intend for free cash flow to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define free cash flow or similarly titled measures differently.

Forward Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, focus, beliefs and expectations, are forward-looking. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's following estimates, beliefs, expectations, focus and/or plans: (i) the Company’s plans to continue its intense focus on building its brands through innovative, high quality new products, effective brand communication, appropriate levels of advertising and promotion, and superb execution in all aspects of the Company’s business; (ii) the Company’s beliefs and expectations regarding the benefits of the acquisition of The Colomer Group, including that: (a) it represents a significant, strategic step forward for the Company, (b) it provides the Company with a strong platform on which to generate profitable growth, (c) it will provide enhanced product innovation and marketing capabilities, (d) it will provide cost synergies and will be accretive to cash flow and earnings in the first year, (e) the Company’s plans over the coming months to focus on ensuring the success of the combined business, and (f) the Company’s expectations of achieving approximately $25 million of annualized cost synergies by the end of year two as a result of combining the Revlon and TCG businesses, and the Company’s expectations that the costs to integrate and achieve the targeted cost synergies over this two-year period will be approximately $40 million; (iii) the Company’s belief that while the new structure of its long-term incentive plan does not change the amount of the employees’ potential annual incentive award, the transition is expected to result in higher expense in 2013 and 2014, as compared to 2012, by approximately $5 million and $3 million, respectively; (iv) the Company’s estimated costs of $4.5 million to clean-up the Venezuela facility (which was destroyed by fire in 2011); and (v) the Company’s plans to continue to execute its business strategy, which is to: (a) build our strong brands, (b) develop our organizational capability, (c) drive our company to act globally, (d) pursue growth opportunities and (e) improve our financial performance. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2012 Annual Report on Form 10-K that we filed with the SEC in February 2013 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC during 2013 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including: (i) difficulties, delays in, unanticipated costs or the Company’s inability to build its brands, such as due to difficulties, delays in, unanticipated costs or the Company’s inability to launch innovative new products, less than expected acceptance of the Company’s new products by consumers and/or the Company’s customers, less than expected acceptance of the Company’s brand communication for such products by consumers and/or the Company’s customers and/or less than expected levels of advertising and/or promotional activities for the Company’s new product launches; (ii) less than anticipated benefits from the acquisition of The Colomer Group such as: (a) less than expected strategic benefits from the acquisition, (b) less than expected growth from the combined Company, (c) difficulties, delays in, unanticipated costs or the Company’s inability to launch innovative new products or develop effective marketing capabilities, (d) less than expected benefits to cash flow and/or earnings from completing the acquisition and/or delays in, or the Company’s inability to realize, in whole or in part, such benefits, such as due to difficulties or delays in and/or the Company’s inability to expand its distribution into new channels and/or realize the expected cost synergy opportunities, (e) difficulties or delays in and/or the Company’s inability to integrate TCG’s business and/or (f) less than expected cost synergies, more than expected costs to achieve the planned synergies or delays in, or the Company’s inability to achieve, in whole or in part, the expected synergies; (iii) unanticipated consequences from the Company’s new long-term incentive plan, such as higher than anticipated expenses or changes in the periods when such expenses would be recognized; (iv) unanticipated costs incurred in connection with activities related to the destroyed facility in Venezuela; and (v) difficulties, delays, unanticipated costs or our inability to continue to execute our business strategy, such as: (a) less than expected growth of our strong brands, such as due to difficulties, delays, unanticipated costs or our inability to launch innovative products, such as due to less than effective new product development; less than expected acceptance of our new products by consumers and/or the Company’s customers; less than expected acceptance of our brand communication for such products by consumers and/or the Company’s customers; less than expected levels of advertising and/or promotional activities for our new product launches; less than expected levels of execution with the Company’s customers; less than anticipated sales of our new products as a result of consumer response to worldwide economic or other conditions; greater than expected volatility in the sales environment; more than anticipated returns for the Company’s products; actions by the Company’s customers impacting the Company’s sales, including in response to any decreased consumer spending in response to weak economic conditions or weakness in consumption of beauty care products; adverse changes in currency exchange rates and/or foreign currency exchange controls; decreased sales of the Company's products as a result of increased competitive activities by the Company’s competitors; changes in consumer purchasing habits, including with respect to shopping channels; inventory management by the Company’s customers; greater than expected impact from changes in pricing or promotional strategies by the Company’s customers; greater than anticipated space reconfigurations or reductions in display space by the Company’s customers; less than anticipated results from the Company's existing or new products or from its advertising, promotional and/or marketing plans; or if the Company’s expenses, including, without limitation, for advertising, promotions and/or marketing activities or for sales returns related to any reduction of display space, product discontinuances or otherwise, exceed the anticipated level of expenses, (b) difficulties, delays or the inability to develop our organizational capability, (c) our inability to drive our company to act globally, such as due to higher than anticipated levels of investment required to support and build our brands globally and/or less than anticipated results from our regional and/or multi-national brands, (d) difficulties, delays or unanticipated costs in connection with plans to pursue growth opportunities, such as due to those reasons set forth in clause (v)(a) above and/or difficulties, delays or unanticipated costs in consummating, or the Company’s inability to consummate, transactions to acquire new brands and/or (e) difficulties, delays in, unanticipated costs or our inability to improve our financial performance, such as due to our increased leverage as a result of the indebtedness the Company incurred to fund the acquisition of TCG. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on or made available through the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(dollars in millions, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Net sales	$339.4	$347.0	$1,021.4	$1,034.8
Cost of sales	123.8	127.0	365.5	367.1
Gross profit	215.6	220.0	655.9	667.7
Selling, general and administrative expenses	175.3	179.9	505.9	540.5
Restructuring charges and other, net	(1.5)	21.0	1.8	21.0

Operating income	41.8	19.1	148.2	106.2

Other expenses, net:
Interest expense	16.2	19.9	50.8	59.5
Interest expense - preferred stock dividends	1.7	1.6	4.9	4.8
Amortization of debt issuance costs	1.3	1.3	3.8	3.9
Loss on early extinguishment of debt	0.2	-	28.1	-
Foreign currency losses (gains), net	0.4	(0.1)	2.9	2.0
Miscellaneous, net	0.5	(0.1)	0.5	0.2
Other expenses, net	20.3	22.6	91.0	70.4

Income (loss) from continuing operations before income taxes	21.5	(3.5)	57.2	35.8
Provision for income taxes	12.0	11.5	30.2	31.6
Income (loss) from continuing operations, net of taxes	9.5	(15.0)	27.0	4.2
Income from discontinued operations, net of taxes	-	-	0.3	0.4

Net income (loss)	$9.5	$(15.0)	$27.3	$4.6

Other comprehensive income (loss):
Currency translation adjustment, net of tax	1.1	(1.9)	(3.6)	0.3
Amortization of pension related costs, net of tax	2.0	1.8	5.8	7.5
Other comprehensive income (loss)	3.1	(0.1)	2.2	7.8

Total comprehensive income (loss)	$12.6	$(15.1)	$29.5	$12.4

Basic earnings (loss) per common share:
Continuing operations	0.18	(0.29)	0.51	0.08
Discontinued operations	-	-	0.01	0.01
Net income (loss)	$0.18	$(0.29)	$0.52	$0.09

Diluted earnings (loss) per common share:
Continuing operations	0.18	(0.29)	0.51	0.08
Discontinued operations	-	-	0.01	0.01
Net income (loss)	$0.18	$(0.29)	$0.52	$0.09

Weighted average number of common shares outstanding:
Basic	52,356,798	52,356,641	52,356,798	52,345,895
Diluted	52,356,798	52,356,641	52,356,798	52,356,911

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	September 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$139.3	$116.3
Trade receivables, net	194.1	216.0
Inventories	142.2	114.7
Deferred income taxes - current	50.1	48.5
Prepaid expenses and other	51.3	45.7
Total current assets	577.0	541.2
Property, plant and equipment, net	102.7	99.5
Deferred income taxes - noncurrent	195.2	215.2
Goodwill	217.9	217.8
Intangible assets, net	64.7	68.8
Other assets	101.9	94.1
Total assets	$1,259.4	$1,236.6

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$6.6	$5.0
Current portion of long-term debt	-	21.5
Accounts payable	103.4	101.9
Accrued expenses and other	226.0	276.3
Redeemable preferred stock	48.6	48.4
Total current liabilities	384.6	453.1
Long-term debt	1,228.2	1,145.8
Long-term pension and other post-retirement plan liabilities	210.1	233.7
Other long-term liabilities	56.3	53.3
Commitments and contingencies
Total stockholders' deficiency	(619.8)	(649.3)
Total liabilities and stockholders' deficiency	$1,259.4	$1,236.6

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
	Nine Months Ended
	September 30,
	2013	2012
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$27.3	$4.6
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of taxes	(0.3)	(0.4)
Depreciation and amortization	51.5	48.4
Amortization of debt discount	1.2	1.6
Stock compensation amortization	-	0.3
Provision for deferred income taxes	19.6	22.8
Loss on early extinguishment of debt	28.1	-
Amortization of debt issuance costs	3.8	3.9
Insurance proceeds for property, plant and equipment	(13.1)	-
(Gain) loss on sale of certain assets	(3.1)	0.2
Pension and other post-retirement (income) costs	(0.2)	4.1
Change in assets and liabilities:
Decrease in trade receivables	16.9	16.5
Increase in inventories	(31.3)	(32.6)
Increase in prepaid expenses and other current assets	(7.3)	(13.2)
Increase in accounts payable	4.2	2.3
(Decrease) increase in accrued expenses and other current liabilities	(41.2)	35.3
Pension and other post-retirement plan contributions	(16.0)	(26.8)
Purchases of permanent displays	(30.1)	(31.2)
Other, net	(4.2)	(17.9)
Net cash provided by operating activities	5.8	17.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(17.9)	(14.8)
Business acquisition	-	(66.2)
Insurance proceeds for property, plant and equipment	13.1	-
Proceeds from the sale of certain assets	3.4	0.6
Net cash used in investing activities	(1.4)	(80.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in short-term borrowings and overdraft	0.2	12.5
Proceeds from the issuance of the 5 3/4% Senior Notes	500.0	-
Repayment of the 9 3/4% Senior Secured Notes	(330.0)	-
Repayments under the 2011 Term Loan Facility	(113.0)	(6.0)
Payment of financing costs	(32.7)	(0.1)
Other financing activities	(1.8)	(0.7)
Net cash provided by financing activities	22.7	5.7
Effect of exchange rate changes on cash and cash equivalents	(4.1)	0.3
Net increase (decrease) in cash and cash equivalents	23.0	(56.5)
Cash and cash equivalents at beginning of period	116.3	101.7
Cash and cash equivalents at end of period	$139.3	$45.2

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$56.2	$57.5
Preferred stock dividends	$4.6	$4.6
Income taxes, net of refunds	$10.7	$13.8

Supplemental schedule of non-cash investing and financing activities:
Treasury stock received to satisfy minimum tax withholding liabilities	$-	$1.2

REVLON, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	September 30,
	2013	2012
	(Unaudited)
Reconciliation to net income (loss):

Net income (loss)	$9.5	$(15.0)

Interest expense	17.9	21.5
Amortization of debt issuance costs	1.3	1.3
Loss on early extinguishment of debt	0.2	-
Foreign currency losses (gains), net	0.4	(0.1)
Miscellaneous, net	0.5	(0.1)
Provision for income taxes	12.0	11.5
Depreciation and amortization	17.5	17.1

Adjusted EBITDA	$59.3	$36.2

	Nine Months Ended
	September 30,
	2013	2012
	(Unaudited)
Reconciliation to net income:

Net income	$27.3	$4.6
Income from discontinued operations, net of taxes	0.3	0.4
Income from continuing operations, net of taxes	27.0	4.2

Interest expense	55.7	64.3
Amortization of debt issuance costs	3.8	3.9
Loss on early extinguishment of debt	28.1	-
Foreign currency losses, net	2.9	2.0
Miscellaneous, net	0.5	0.2
Provision for income taxes	30.2	31.6
Depreciation and amortization	51.5	48.7

Adjusted EBITDA	$199.7	$154.9

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Three Months Ended
	September 30,
	2013	2012
	(Unaudited)
Reconciliation to net cash (used in) provided by operating activities:

Net cash (used in) provided by operating activities	$(5.5)	$39.6

Less capital expenditures	(5.8)	(5.9)
Plus insurance proceeds for property, plant and equipment	13.1	-
Plus proceeds from the sale of certain assets	3.0	0.5

Free cash flow	$4.8	$34.2

	Nine Months Ended
	September 30,
	2013	2012
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Net cash provided by operating activities	$5.8	$17.9

Less capital expenditures	(17.9)	(14.8)
Plus insurance proceeds for property, plant and equipment	13.1	-
Plus proceeds from the sale of certain assets	3.4	0.6

Free cash flow	$4.4	$3.7

CONTACT:
Investor Relations & Media:
Revlon, Inc.
Elise Garofalo, 212-527-5264
Senior Vice President, Treasurer and Investor Relations